CONTRACT FOR DEED – Limited Liability Company to Corporation

No delinquent taxes and transfer entered; Certificate of Real Estate Value ( ) filed ( ) not required; Certificate of Real Estate Value No. ________________ ______________________, 20 ______ ______________________________ County Auditor By ____________________________ Deputy	

Dated December 20, 2006.

(reserved for recording data)

THIS CONTRACT FOR DEED is made as of the above date by CLIFFS ERIE L.L.C., a Delaware limited liability company, Seller, and POLY MET MINING, INC., a Minnesota corporation, Purchaser. Seller and Purchaser agree to the following terms:

1. PROPERTY DESCRIPTION. Seller hereby sells, and Purchaser hereby buys, real property in St. Louis County, Minnesota, legally described on Exhibit A attached hereto and incorporated herein by this reference, together with all hereditaments and appurtenances belonging thereto referred to as the "Owned Real Property – Block 1" in the Sales Agreement II dated December 20, 2006 (the "Agreement"), and referred to herein as the "Premises", and the Leased Real Property, the Facilities, the Permits, and the Colby Lake Pumphouse and Corridor Assets (referred to as the "Colby Lake Corridor Assets" herein) also referred to in the Agreement. The real property included in the Colby Lake Corridor Assets is legally described on Exhibit A-1 attached hereto.

2. TITLE. Seller warrants that title to the Premises is, on the date of this contract, subject only to the following exceptions:

(a) Covenants, conditions, restrictions, declarations and easements of record, if any;

(b) Reservations of minerals or mineral rights as reserved of record, if any;

(c) Building, zoning and subdivision laws and regulations;

(d) The lien of real estate taxes and installments of special assessments which are payable by Purchaser pursuant to paragraph 8 of this contract;

(e) The licenses being granted by the Purchaser, and the easements reserved by Seller, further identified or described in paragraph 6 below, all of which are included as Permitted Encumbrances on Exhibit B attached hereto;

(f) The Restrictive Covenant further set forth in paragraph 23 below, which is included as a Permitted Encumbrance on Exhibit B attached hereto; and

(g) The Permitted Encumbrances set forth on Exhibit B attached hereto and incorporated herein by this reference.

3. DELIVERY OF DEED. Upon Purchaser's prompt and full performance of this contract, Seller shall execute, acknowledge and deliver to Purchaser a Limited Warranty Deed, in recordable form, conveying title to the Premises and the real property that is included in the Colby Lake Corridor Assets to Purchaser, and a Bill of Sale conveying title to and assigning the Facilities, the Permits, the Leased Real Property and the Colby Lake Corridor Assets to Purchaser, subject to the following exceptions:

(a) Those exceptions referred to in paragraph 2.(a), (b), (c), (d), (e), (f), and (g) of this contract; and

(b) Liens, encumbrances, adverse claims or other matters which Purchaser has created, suffered, or permitted to accrue after the date of this contract.

Seller's warranty contained in the deed shall be only that Seller's deed conveys after-acquired title; and that Seller has not made, done, executed or suffered any act or thing whereby the Premises or any part of the

Premises is or may be imperiled, charged or encumbered in any manner; and that Seller warrants the title to the Premises against all persons claiming the Premises from or through Seller as a result of any such act or thing. Seller's warranty in the Bill of Sale shall be only that Seller has not made, done, executed or suffered any act or thing whereby the Facilities, the Permits, the Leased Real Property and/or the Colby Lake Corridor Assets or any part of the Facilities, the Permits, the Leased Real Property and/or the Colby Lake Corridor Assets are or may be imperiled, charged or encumbered in any manner; and that Seller warrants the title to the Facilities, the Permits, the Leased Real Property and the Colby Lake Corridor Assets against all persons claiming the Facilities, the Permits, the Leased Real Property and/or the Colby Lake Corridor Assets from or through Seller as a result of any such act or thing.

4. PURCHASE PRICE COMPONENTS. Purchaser shall provide to Seller, as the purchase price for the Premises and the Facilities, the Permits, the Leased Real Property and the Colby Lake Corridor Assets: (i) the Cash Component as defined in paragraph 4.(a) below, (ii) the Stock Component as defined in paragraph 4.(b) below, and (iii) the Assumption of Liabilities Component as defined in paragraph 4.(c) below (collectively the "Purchase Price").

(a) CASH COMPONENT. Purchaser shall pay to Seller, by wire transfer, the sum of Eight Million and no/100 Dollars ($8,000,000.00) (U.S.) (the "Cash Component"), as follows:

(i) One Million and no/100 Dollars ($1,000,000.00) (U.S.) which has been paid by the Purchaser to the Seller, receipt of which is hereby acknowledged by the Seller;

(ii) Seven Million and no/100 Dollars ($7,000,000.00) (U.S.), the unpaid principal balance of the Cash Component hereunder, shall be paid by the Purchaser to Seller in quarterly installments equal to Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00)(U.S.) plus interest accrued and unpaid on the principal balance of the Cash Component from time to time remaining at the Prime Rate of Interest (as hereinafter defined), commencing on December 31, 2006, and continuing thereafter on the last day of successive calendar quarters until the Purchaser closes on the commercial financing for the NorthMet Project, on which date the Purchaser is hereby required to pay the remaining balance of the Purchase Price plus interest accrued thereon and unpaid in a single lump sum payment. Whenever any payment to be made hereunder shall be stated to be due on a Saturday, Sunday or a holiday under the laws of the State of Minnesota, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation and payment of interest hereunder. The term "Prime Rate of Interest" shall mean the prime rate of interest published in the Money Rate Section of the Midwest Edition of the *Wall Street Journal* two business days preceding the date the respective payment is due. If the Midwest Edition of the *Wall Street Journal* publishes more than one prime rate of interest, the "Prime Rate of Interest" shall be the highest prime rate published therein on that date, and if the Midwest Edition of the *Wall Street Journal* ceases publishing the prime rate of interest, then the term "Prime Rate of Interest" shall mean the equivalent of such rate, as jointly determined by CE and PolyMet. All payments hereunder shall be made to the Seller by wire transfer, without deduction for any wire transfer fees, in accord with wire transfer instructions given to the Purchaser by the Seller. All payments shall first be applied to accrued late charges, then to accrued interest, then toward the reduction of the unpaid principal balance, and then to any other amounts due or becoming due to the Seller hereunder.

(b) STOCK COMPONENT. The Stock Component of the Purchase Price shall be 1,500,000 shares of the common stock of PolyMet Mining Corporation ("PolyMet Canada") as required by the Agreement, receipt of which is hereby acknowledged.

(c) ASSUMPTION OF LIABILITIES COMPONENT. Purchaser hereby assumes all Environmental and Reclamation Liabilities associated with the Premises, the Leased Real Property and the Colby Lake Corridor Assets as defined in **Section 2.1(d) and 2.3** of the Agreement, and covenants and agrees to indemnify the Seller and Cleveland-Cliffs Inc for all damages, losses, costs, and expenses that result therefrom. Purchaser shall obtain a Permit to Mine and all other environmental permits necessary to conduct its mining operations on or about the Premises, which permits shall assign to Purchaser full responsibility and liability for all Environmental and Reclamation Liabilities with respect to not only the property purchased from Seller in the earlier transaction referred to as "Transaction 1" in the Agreement, but also the Premises, the Leased Real Property, and the Colby Lake Corridor Assets, including without limitation Environmental and Reclamation Liabilities created by reason of Purchaser operations, and the Environmental and Reclamation Liabilities already associated with the property conveyed in Transaction 1, the Premises, the Leased Real Property and the Colby Lake Corridor Assets which are being assumed by Purchaser pursuant to this contract and which are presently the responsibility of Seller and guaranteed by its parent corporation, Cleveland-Cliffs Inc, the CE Remediation Obligations as defined more fully below (the "Assumption of Liabilities Component"). Because Purchaser's permitting process is not complete on the date of this contract, Purchaser's obligations in connection with Environmental and Reclamation Liabilities are limited to an assumption of such liabilities and an indemnification of Seller from those liabilities pursuant to Article 9 and Section 10.2 of the Agreement. The assumption and indemnification herein provided shall survive performance or termination of this contract. In

order for Purchaser to be deemed to have fully paid the Purchase Price and to have performed the Purchaser's obligations under this contract, Seller and Cleveland-Cliffs Inc must first have been provided with a release from the State of Minnesota of the CE Remediation Obligations.

5. CE REMEDIATION OBLIGATIONS; MINING OPERATIONS. Seller has existing obligations to perform certain environmental remediation and reclamation activities on the Premises pursuant to Seller's Permit to Mine, Mine Closure Plan and various other environmental permits relevant to the property conveyed in Transaction 1, the Premises, the Leased Real Property and the Colby Lake Corridor Assets, as well as pursuant to the State Master Agreement among Seller, the State of Minnesota, the Minnesota Iron Range Resources and Rehabilitation, the Minnesota Department of Natural Resources, Minnesota Pollution Control Agency, The Minnesota Department of Revenue, Cleveland-Cliffs Inc, Minnesota Power, Rainy River Energy Corporation – Taconite Harbor, LTV Steel Mining Company, and LTV Steel Company, Inc. ("CE Remediation Obligations"). The Purchaser covenants and agrees that it shall not commence mining operations on the Premises before it obtains a Permit to Mine and all other environmental permits necessary to conduct its mining operations, which permits shall assign to Purchaser full responsibility and liability for all Environmental and Reclamation Liabilities with respect to the property conveyed in Transaction 1, the Premises, the Leased Real Property and the Colby Lake Corridor Assets, including without limitation the CE Remediation Obligations.

6. LICENSES/EASEMENTS. The Purchaser is contemporaneously granting the Seller, and its sublicensees and successors and assigns, certain licenses identified as Permitted Encumbrances in Exhibit B attached hereto, and the rights to obtain easements pursuant thereto, over, across, and under the Premises, the Leased Real Property and the Colby Lake Corridor Assets, for the use and purposes set forth in the licenses, and is reserving unto itself, and its successors and assigns, the easement for environmental remediation and reclamation set forth in Exhibit C attached hereto, which is also identified as a Permitted Encumbrance in Exhibit B attached hereto.

7. PREPAYMENT. Unless otherwise provided in this contract, Purchaser shall have the right to fully or partially prepay this contract at any time without penalty. Any partial prepayment shall be applied first to payment of amounts then due under this contract, including unpaid accrued interest, and the balance shall be applied to the principal installments to be paid in the inverse order of their maturity. Partial prepayment shall not postpone the due date of the installments to be paid pursuant to this contract or change the amount of such installments.

8. REAL ESTATE TAXES AND ASSESSMENTS. Seller shall pay all real estate taxes and installments of special assessments assessed against the Premises which first became due and payable in calendar years prior to the calendar year containing the date of this contract, and any penalties and interest due with regard thereto. Real estate taxes and installments of special assessments first becoming due and payable during the calendar year containing the date of this contract shall be pro rated between the Seller and the Purchaser on a per diem basis, based on a 365 day year, the Seller being responsible for and obligated to pay those attributable (on the pro rated basis) to the number of days in the calendar year preceding and including the date of this contract, and the Purchaser being responsible for and obligated to pay those attributable (on the pro rated basis) to the number of days in the calendar year following the date of this contract. Purchaser shall pay, before penalty accrues, all real estate taxes and installments of special assessments assessed against the Premises which first become due and payable in the calendar year following the date of this contract, and which first become due and payable in all subsequent years.

9. PROPERTY INSURANCE.

(a) INSURED RISKS AND AMOUNT. Purchaser shall keep all buildings, improvements and fixtures now or later located on or a part of the Premises and the Colby Lake Corridor Assets insured against loss by fire, extended coverage perils, vandalism, malicious mischief and, if applicable, steam boiler explosion for at least the amount of the full insurable value thereof. If any of the buildings, improvements or fixtures are located in a federally designated flood prone area, and if flood insurance is available for that area, Purchaser shall procure and maintain flood insurance in amounts reasonably satisfactory to Seller.

(b) OTHER TERMS. The insurance policy shall contain a loss payable clause in favor of Seller which provides that Seller's right to recover under the insurance shall not be impaired by any acts or omissions of Purchaser or Seller, and that Seller shall otherwise be afforded all rights and privileges customarily provided a mortgagee under the so-called standard mortgage clause.

(c) NOTICE OF DAMAGE. In the event of damage to the Premises or the Colby Lake Corridor Assets, by fire or other casualty, Purchaser shall promptly give notice of such damage to Seller and the insurance company.

10. DAMAGE TO THE PROPERTY.

(a) APPLICATION OF INSURANCE PROCEEDS. If the Premises or the Colby Lake Corridor

Assets is damaged by fire or other casualty, the insurance proceeds paid on account of such damage shall be applied to payment of the amounts payable by Purchaser under this contract, even if such amounts are not then due to be paid, unless Purchaser makes a permitted election described in the next paragraph. Such amounts shall be first applied to unpaid accrued interest and next to the installments to be paid as provided in this contract in the inverse order of their maturity. Such payment shall not postpone the due date of the installments to be paid pursuant to this contract or change the amount of such installments. The balance of insurance proceeds, if any, shall be the property of Purchaser. If Purchaser does not make a permitted election described in the next paragraph, then the unpaid principal balance, together with all accrued interest and other amounts due Seller shall be paid in full within ninety days after the date of the damage to the Premises or the Colby Lake Corridor Assets.

(b) PURCHASER'S ELECTION TO REBUILD. If (i) Purchaser is not in default under this contract, or after curing any such default, (ii) the mortgagees in any prior mortgages and sellers in any prior contacts for deed do not require otherwise, (iii) the damage to the Premises or the Colby Lake Corridor Assets occurs more than 240 days prior to the date the Purchaser's entire performance under this contract is due pursuant to paragraph 4. of this contract, and (iv) the Purchaser can complete the restoration, replacement, or repair of the damaged Premises within 120 days of the date of the damage, then Purchaser may elect to have that portion of such insurance proceeds necessary to repair, replace or restore the damaged Premises or the Colby Lake Corridor Assets (the repair work) deposited in escrow with a bank or title insurance company qualified to do business in the State of Minnesota, or such other party as may be mutually agreeable to Seller and Purchaser. The election may only be made by written notice to Seller within sixty (60) days after the damage occurs. Also, the election will only be permitted if the plans and specifications, contracts, contractor and subcontractors for the repair work are approved by Seller, which approval Seller shall not unreasonably withhold or delay. If such a permitted election is made by Purchaser, Seller and Purchaser shall jointly deposit, when paid, such insurance proceeds into such escrow. If such insurance proceeds are insufficient for the repair work, Purchaser shall, before the commencement of the repair work, deposit into such escrow sufficient additional money to insure the full payment for the repair work. Even if the insurance proceeds are unavailable or are insufficient to pay the cost of the repair work, Purchaser shall at all times be responsible to pay the full cost of the repair work. All escrowed funds shall be held and disbursed by the escrowee in accordance with generally accepted sound construction escrow and disbursement procedures approved by the Seller, which approval shall not be unreasonably withheld, conditioned, or delayed. The cost incurred or to be incurred on account of such escrow shall be deposited by Purchaser into such escrow before the commencement of the repair work. Purchaser shall complete the repair work as soon as reasonably possible and in a good and workmanlike manner with new good quality materials, and in any event the repair work shall be completed by Purchaser within 120 days after the damage occurs. If, following the completion of and payment for the repair work, there remain any undisbursed escrow funds, such funds shall be applied to payment of the amounts payable by Purchaser under this contract in accordance with paragraph 10.(a) above.

11. INJURY OR DAMAGE OCCURING ON THE PROPERTY.

(a) LIABILITY. Seller shall be free from liability and claims for damages by reason of injuries occurring on or after the date of this contract to any person or persons or property while on or about the Premises or the Colby Lake Corridor Assets, Purchaser shall defend and indemnify Seller from all liability, loss, costs and obligations, including reasonable attorneys' fees, on account of or arising out of any such injuries. However, Purchaser shall have no liability or obligation to Seller for such injuries which are caused by the negligence or intentional wrongful acts or omissions of Seller.

(b) LIABILITY INSURANCE. Purchaser shall, at Purchaser's own expense, procure and maintain liability insurance against claims for bodily injury, death and property damage occurring on or about the Premises in amounts reasonably satisfactory to Seller and naming Seller as an additional insured. The liability insurance to be maintained during the term of this contract shall not be less than Five Million and no/100 Dollars ($5,000,000.00)(U.S) per occurrence.

12. INSURANCE GENERALLY. The insurance which Purchaser is required to procure and maintain pursuant to paragraphs 9 and 11 of this contract shall be issued by an insurance company or companies licensed to do business in the State of Minnesota or which may issue policies pursuant to the Minnesota Surplus Lines Insurance Act and acceptable to Seller. The insurance shall be maintained by Purchaser at all times while any amount remains unpaid under this contract. The insurance policies shall provide for not less than 30 days written notice to Seller before cancellation, non-renewal, termination or change in coverage, and Purchaser shall deliver to Seller a duplicate original or certificate of such insurance policy or policies.

13. CONDEMNATION. If all or any part of the Premises or the Colby Lake Corridor Assets is taken in condemnation proceedings instituted under power of eminent domain or is conveyed in lieu thereof under threat of condemnation, the money paid pursuant to such condemnation or conveyance in lieu thereof shall be applied to payment of the amounts payable by Purchaser under this contract, even if such amounts are not then due to be paid. Such amounts shall be applied first to unpaid accrued interest and next to the installments to be paid as

provided in this contract in the inverse order of their maturity. Such payment shall not postpone the due date of the installments to be paid pursuant to this contract or change the amount of such installments. The balance, if any, shall be the property of Purchaser.

14. WASTE, REPAIR and LIENS. Purchaser shall not remove or demolish any buildings, improvements or fixtures now or later located on or a part of the Premises or the Colby Lake Corridor Assets, nor shall Purchaser commit or allow waste of the Premises or the Colby Lake Corridor Assets, except as provided in the Agreement and any amendments thereto. Purchaser shall maintain the Premises and the Colby Lake Corridor Assets in good condition and repair. Purchaser shall not create or permit to accrue liens or adverse claims against the Premises and the Colby Lake Corridor Assets which constitute a lien or claim against Seller's interest in the Premises or the Colby Lake Corridor Assets. Purchaser shall pay to Seller all amounts, costs and expenses, including reasonable attorney's fees, incurred by Seller to remove any such liens or adverse claims.

15. COMPLIANCE WITH LAWS. Purchaser shall comply or cause compliance with all laws and regulation of any governmental authority which affect the Premises or the Colby Lake Corridor Assets or the manner of using or operating the same, and with all restrictive covenants, if any, affecting title to the Premises or the Colby Lake Corridor Assets or the use thereof.

16. RECORDING OF CONTRACT; DEED TAX. Purchaser shall, at Purchaser's expense, record this contract in the office of the county recorder or registrar of titles in the county in which the Premises is located within four (4) months after the date hereof. Purchaser shall pay any penalty imposed under Minnesota Statutes Section 507.235 for failure to timely record the contract. Upon an agreed upon allocation of the Purchase Price between the Premises and the Leased Property, the Facilities, the Permits, and the Colby Lake Corridor Assets, Seller and Purchaser shall, upon Purchaser's full performance of this contract, equally divide and each pay one-half the deed tax due on the amount of the Purchase Price allocated to the Premises and the Colby Lake Corridor Assets, as applicable, upon the recording of the deed to be delivered by Seller.

17. ASSIGNMENT.

(a) If Seller assigns its interest in the Premises or this contract, a copy of such assignment shall promptly be furnished to the non-assigning party.

(b) The Purchaser may assign its interests in the Premises and this contract to an entity owned, controlled, and managed by Purchaser (hereinafter the Purchaser's Permitted Assignee) without releasing or discharging the Purchaser from its obligations thereunder, in which event the performance by the Purchaser's Permitted Assignee of all the Purchaser's duties and obligations thereunder shall be substituted for the required performance of the Purchaser, until the Permitted Assignee defaults under this contract for deed, and upon the Purchaser's request the Seller shall execute and deliver its consent thereto in recordable form.

(c) If all or any part of the Premises or any interest in it is sold or transferred (or if the Purchaser is not a natural person and a beneficial interest in the Purchaser is sold or transferred) without Seller's prior written consent, the Seller may, at its option, require immediate payment in full of all amounts remaining unpaid hereunder, and immediate performance of all the Purchaser's obligations remaining to be performed hereunder. However, this option shall not be exercised by the Seller if exercise is prohibited by federal law as of the date of this contract.

(d) If Seller exercises this option, the Seller shall give the Purchaser notice of acceleration. The notice shall provide a period of not less than 30 days from the date the notice is delivered or mailed within which Purchaser must pay all amounts remaining unpaid hereunder. If Purchaser fails to pay these amounts prior to expiration of this period, the Seller may invoke any remedies permitted by this contract or by law without any further notice or demand on the Purchaser.

18. PROTECTION OF INTERESTS. If Purchaser fails to pay any sum of money required under the terms of this contract or fails to perform any of Purchaser's obligations as set forth in this contract, Seller may, at Seller's option, pay the same or cause the same to be performed, or both, and the amounts so paid by Seller and the cost of such performance shall be payable at once, with interest at the rate stated in paragraph 4. of this contract, as an additional amount due Seller under this contract. If there now exists, or if Seller hereafter creates, suffers or permits to accrue, any mortgage, contract for deed, lien or encumbrance against the Premises which is not herein expressly assumed by Purchaser, and provided Purchaser is not in default under this contract, Seller shall timely pay all amounts due thereon, and if Seller fails to do so, Purchaser may, at Purchaser's option, pay any such delinquent amounts and deduct the amounts paid from the installment(s) next coming due under this contract.

19. DEFAULT. The time of performance by Purchaser of the terms of this contract is an essential part of this contract, and is "of the essence". The following events constitute "Events of Default" under this contract:

(a) Purchaser shall fail to timely perform any of the terms of this contract; or

(b) Purchaser shall fail to timely perform any of the Purchaser's payment or performance obligations under that certain Contract for Deed by and between the parties hereto and of even date herewith pertaining to (amongst other things) the real property therein described on Exhibit A thereto as the "Owned Real Property – Block 2" ("Contract for Deed B").

If any Event of Default occurs, Seller may, at Seller's sole option, elect to declare this contract and/or Contract for Deed B cancelled and terminated by notice to Purchaser in accordance with applicable law. At Seller's option, all right, title and interest acquired under this contract or under the Contract for Deed B by Purchaser shall then cease and terminate, and all improvements made upon the Premises and the Colby Lake Corridor Assets and all payments made by Purchaser pursuant to this contract and/or Contract for Deed B shall belong to Seller as liquidated damages for breach of this contract and/or the breach of Contract for Deed B. Neither the extension of the time for payment of any sum of money to be paid hereunder nor any waiver by Seller of Seller's rights to declare this contract and/or Contract for Deed B forfeited by reason of any breach shall in any manner affect Seller's right to cancel this contract and/or Contract for Deed B because of defaults subsequently occurring, and no extension of time shall be valid unless agreed to in writing. After service of notice of default and failure to cure such default within the period allowed by law, Purchaser shall, upon demand, surrender possession of the Premises, the Leased Real Property, the Facilities, the Permits, the Colby Lake Corridor Assets and the real property described in Contract for Deed B to Seller, but Purchaser shall be entitled to possession of the Premises, the Leased Real Property, the Facilities, the Permits, the Colby Lake Corridor Assets and the real property described in Contract for Deed B until the expiration of such period.

20. BINDING EFFECT. The terms of this contract shall run with the land and bind the parties hereto and their successors in interest.

21. HEADINGS. Headings of the paragraphs of this contract are for convenience only and do not define, limit or construe the contents of such paragraphs.

22. NOTICES. Any notice required or permitted hereunder shall be given by personal delivery to an authorized representative of a party hereto, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile copy followed by mailed notice, or deposited cost paid with a nationally recognized, reputable overnight courier. Notices mailed or transmitted by reputable overnight carrier shall be addressed as follows:

Seller:

Cliffs Erie L.L.C.
Hoyt Lakes Plant, County Road 666
P. O. Box 847
Hoyt Lakes, MN 55750

Purchaser:

Poly Met Mining, Inc.
P.O. Box 475
Hoyt Lakes, MN 55750-0475

23. RESTRICTIVE COVENANT. Seller is the owner of certain real property located near Hoyt Lakes, Minnesota (the "Erie Site") on which are located various ore processing facilities formerly operated by LTV Steel Mining Company as part of that company's taconite mining and processing operations (the "Property") as well as certain other mining facilities to be relocated to the Property which facilities (the "Facilities") are presently located on property at the Erie Site to be retained by the Seller (the "CE Remaining Property"). This contract is expressly made subject to the restriction, and the Purchaser expressly covenants and agrees, for itself and its permitted successors and assigns, that neither the Premises nor any portion thereof shall be used for residential or recreational purposes. This Restrictive Covenant shall benefit and be appurtenant to the CE Remaining Property, the Seller, and its owner and its successors and assigns, and shall run with the land. Purchaser further agrees that the foregoing restrictive covenant shall be contained in the Limited Warranty Deed to be delivered pursuant to this contract upon the Purchaser's full and complete performance of all the terms and conditions hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

SELLER:

CLIFFS ERIE L.L.C.

By [signature]

Its: President and Chief Executive Officer

PURCHASER:

POLY MET MINING, INC.

By [signature]

Its: PRESIDENT + CEO

STATE OF OHIO)
) ss.
COUNTY OF CUYAHOGA)

This instrument was acknowledged before me this 19th day of December, 2006, by J. A. Trethewey, the President & CEO of CLIFFS ERIE L.L.C., a Delaware limited liability company, on behalf of the limited liability company.

[signature]
Notary Public

LUCILLE E. RINDFLEISCH
Notary Public, State of Ohio
Wayne County
Commission Expires May 21, 2009

STATE OF MINNESOTA)
) ss.
COUNTY OF ST. LOUIS)

This instrument was acknowledged before me on 15TH day of December, 2006, by WILLIAM MURRAY, the PRESIDENT + CEO of POLY MET MINING, INC., a Minnesota corporation, on behalf of the corporation.

CHARLES H. ANDRESEN
Notary Public-Minnesota
My Commission Expires Jan 31, 2010

[signature]
Notary Public

THIS INSTRUMENT DRAFTED BY:

MACKALL, CROUNSE & MOORE, PLC
1400 AT&T Tower
901 Marquette Avenue
Minneapolis, MN 55402-2859

Real estate tax statements should be sent to:

POLY MET MINING, INC.
P.O. Box 475
Hoyt Lakes, MN 55750-0475

EXHIBIT A

Legal Description of Premises

[Attached to the Contract for Deed from Cliffs Erie L.L.C. (as Seller) to Poly Met Mining, Inc. (as Purchaser)]

EXHIBIT A-1

Legal Description of Real Property included in Colby Lake Corridor Assets

[Attached to the Contract for Deed from Cliffs Erie L.L.C. (as Seller) to Poly Met Mining, Inc. (as Purchaser)]

Legal Description of Pumphouse Property.

EXHIBIT B

Permitted Encumbrances

The following items, as and to the extent describing or affecting the lands described on Exhibit A to the contract:

1. Recitals on Certificate of Title Nos. ______________________________ ______________________ filed in the office of the Registrar of Titles in and for St. Louis County, Minnesota.

2. The Environmental Remediation and Reclamation Easement herein reserved to the Seller and its successors and assigns, set forth in Exhibit C to this contract.

EXHIBIT C

Reserved Easements

[Attached to the Contract for Deed from Cliffs Erie L.L.C. (as Seller) to Poly Met Mining, Inc. (as Purchaser)]

Environmental Remediation and Reclamation

An easement over, under, and across the Premises is specifically hereby reserved unto and for the benefit of the Seller, and its successors and assigns, for the purpose of performing all environmental remediation and reclamation activities on the Premises that may be required pursuant to Seller's Permit to Mine, Mine Closure Plan, environmental permits issued by the State of Minnesota, and the State Master Agreement among Seller, the State of Minnesota, the Minnesota Iron Range Resources and Rehabilitation, the Minnesota Department of Natural Resources, Minnesota Pollution Control Agency, the Minnesota Department of Revenue, Cleveland-Cliffs Inc, Minnesota Power, Rainy River Energy Corporation – Taconite Harbor, LTV Steel Mining Company, and LTV Steel Company, Inc. (i.e. the "CE Remediation Obligations"). The easement shall be for, without limitation, ingress and egress, excavation, contouring, earth moving, blasting, filling, demolition and removal of buildings and structures, soil or substance removal, soil, air and water testing and monitoring, and all other actions incidental to or required pursuant to the CE Remediation Obligations. This easement does not create any duty, obligation or liability whatsoever to perform the CE Remediation Obligations to the Seller or any third party; it is strictly for the benefit of the Seller and its successors and assigns.

By accepting this contract for deed, the Purchaser, and its successors and assigns, consent to the performance of the CE Remediation Obligations by the Seller, and its successors and assigns, if and to the extent required by the State of Minnesota or an agency thereof, as an improvement to the Premises for the purposes of Chapter 514 of the Minnesota Statutes, and to any mechanics' lien that may arise thereunder.

EXHIBIT D

Real Estate Mortgage, Assignment of Rents and Leases, Security Agreement, Fixture Filing and Financing Statement

[Attached to the Contract for Deed from Cliffs Erie L.L.C. (as Seller) to Poly Met Mining, Inc. (as Purchaser)]

AEC/aec/808892v8